Exhibit 99.1

BioSpecifics Technologies Corp. Announces Partnership between
Auxilium and Swedish Orphan Biovitrum AB for XIAPEX in Eurasia
and Africa

LYNBROOK, NY – July 16, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S, today announced that its partner Auxilium Pharmaceuticals, Inc. (Auxilium) has entered into a collaboration with Swedish Orphan Biovitrum AB (Sobi) for the long-term development, supply and commercialization of XIAPEX (collagenase clostridium histolyticum) for the treatment of Dupuytren's contracture. Additionally, the process is underway to file for approval of XIAPEX for the treatment of Peyronie’s disease in the EU.

“We believe this strategic collaboration with Sobi will enable further growth of XIAPEX in the EU and additional regions. The expanded sales territory now includes a total of 71 countries which will continue the upward momentum of getting this treatment to new audiences. Sobi has a proven track record of commercializing innovative products and we are excited about reaching patients with these unmet medical needs through this collaboration,” reflected Thomas L. Wegman, President of BioSpecifics. “We look forward to further news this quarter with the potential approval of XIAFLEX in the U.S. for Peyronie’s disease.”

According to Auxilium, Sobi will receive exclusive rights to commercialize XIAPEX for Dupuytren’s contracture in 71 Eurasian and African countries under this agreement. Sobi will receive exclusive rights to commercialize XIAPEX for Dupuytren’s contracture and Peyronie’s disease, subject to applicable regulatory approvals, in 28 EU member countries, Switzerland, Norway, Iceland, 18 Central Eastern Europe/Commonwealth of Independent countries, including Russia and Turkey, and 22 Middle Eastern & North African countries. Since 2011, XIAPEX has been approved for the treatment of Dupuytren’s contracture in 28 EU member countries, Switzerland, and Norway. Sobi, via its Partner Products business unit, will be primarily responsible for the applicable regulatory, clinical and commercialization activities for XIAPEX in Dupuytren’s contracture and Peyronie’s disease in these countries.

BioSpecifics will receive a certain percentage of milestone payments that Sobi pays to Auxilium. BioSpecifics will also receive royalties from net sales and payments on costs of goods sold in Sobi territories from Auxilium, which will be a specified percentage of what Auxilium receives from Sobi.

Sobi is an international specialty healthcare company dedicated to rare diseases with three late stage biological development projects. In 2012, Sobi had over $250 million in total revenues and about 500 employees. Sobi shares are traded on the NASDAQ OMX Stockholm exchange.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® (collagenase clostridium histolyticum (CCH)) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc., and is approved for Dupuytren’s contracture in the EU and Canada. CCH is also in clinical development for the treatment of several additional promising indications. The U.S. Food & Drug Administration has accepted for filing Auxilium’s supplemental Biologics License Application for XIAFLEX for the potential treatment of Peyronie’s disease. The FDA is expected to take action on the application by September 6, 2013, and, if approved, XIAFLEX will be the first and only biologic treatment indicated for Peyronie’s disease. Auxilium is also testing CCH for frozen shoulder syndrome (adhesive capsulitis) and cellulite. Auxilium has reported positive top-line data from a Phase IIa frozen shoulder study and expects to initiate a new clinical trial in the second half of 2013. BioSpecifics is currently managing the clinical development of CCH for the treatment of human and canine lipomas, which are both in Phase II clinical trials, with top-line data from both trials expected in the second half of 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements”. The forward-looking statements include statements concerning, among other things, the potential for filing for approval of XIAPEX for the treatment of Peyronie’s disease in the EU; the potential for growth of XIAPEX in the EU and additional regions and the upward momentum of the treatment to new audiences; the timing of potential approval by the FDA of XIAFLEX as a treatment for Peyronie’s disease; the receipt of milestone and royalty payments from Auxilium; the timing for Auxilium to initiate a new clinical trial of XIAFLEX as a treatment for frozen shoulder; and the timing of reporting top-line data from BioSpecifics’ trials of XIAFLEX for the treatment of human lipoma and canine lipoma. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their objectives for XIAFLEX in their applicable territories; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to XIAFLEX; the potential market for XIAFLEX in a given indication being smaller than anticipated; the potential of XIAFLEX to be used in additional indications and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and our Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com